Exhibit 10.3

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is made and entered into by and among National Bank Holdings Corporation, a Delaware corporation (the “Company”), and its subsidiary bank, NBH Bank, a state chartered bank organized under the laws of Colorado (the “Bank”), and all other divisions, and related, successor, and sister entities and affiliates of the Company and the Bank (together with the Company and the Bank, “NBH”) and John D. Steinmetz (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, dated as of September 15, 2025 (the “Employment Agreement”);

WHEREAS, the Executive’s employment shall end effective August 5, 2026 (the “Termination Date”);

WHEREAS, NBH and the Executive wish to resolve any and all disputes that exist between them or could exist between them; and

WHEREAS, the parties acknowledge that this Agreement is the result of good faith negotiations and compromise and nothing in this Agreement is intended to or will constitute an admission by: (i) NBH or any of its agents or employees of any liability to the Executive, or (ii) the Executive of any liability to NBH or any of its agents or employees.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits described in this Agreement to the Executive and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, NBH and the Executive hereby agree as follows:

1.Termination of Employment. Effective as of the close of business on the Termination Date, the Executive and NBH agree that the Executive’s employment with NBH will terminate by mutual agreement. The Executive hereby resigns from all roles and positions with NBH, including any officer or board positions. The Executive hereby agrees that his termination of employment hereunder is not a resignation for “Good Reason” and NBH hereby agrees that the termination of employment hereunder is not a termination for “Cause”, as defined in any NBH plans or policies or any agreements between the Executive and NBH.

2.Payments.

(a)Cash Payments. In consideration of the release of all claims described in Section 3 of this Agreement, the Bank will pay the Executive a lump sum cash payment equal to $1,720,000, which will be paid to the Executive on the first regularly scheduled payroll date following the date this Agreement becomes effective (as described in Section 8 below), but, subject to expiration of the revocation period in Section 8 below, in no event later than forty-five (45) days following the Termination Date. The Bank and the Executive acknowledge and agree that all payments made hereunder are “wages” for purposes of FICA, FUTA and income tax withholding, and such taxes shall be withheld from the payment made hereunder. The Executive agrees that such consideration is in addition to anything of value to which he is already entitled.

(b)Treatment of Equity. In connection with the Executive’s termination of employment, the Executive will enter into the independent contractor agreement with the Company attached hereto as Exhibit A to provide consulting services to NBH (the “Independent Contractor Agreement”). Accordingly, with respect to the equity incentive grants in the Company held by the Executive (the “Equity Grants”), (i) the termination of the Executive’s employment described herein shall not constitute (A) a termination of the Executive’s Continuous Service (as defined consistent with the Vista Bank Equity Incentive Plan), or (B) a Termination of Employment (as defined in the National Bank Holdings Corporation 2026 Inducement Plan) and (ii) this Agreement constitutes an Individual Agreement (as set referenced in any Restricted Stock Award Agreement pursuant to the National Bank Holdings Corporation 2026 Inducement Plan). The Equity Grants shall continue to vest subject to the terms of the Independent Contractor Agreement and the applicable equity plan and award agreements. The Equity Grants shall continue to be subject to the Company’s ability to recover incentive-based compensation from executive officers, as required by (v) the National Bank Holdings Corporation Compensation Recovery Policy, as in effect on the date hereof, (w) the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations or rules promulgated thereunder, (x) Section 8(b) of the Employment Agreement, (y) Section 8 of the Executive’s 2026 Inducement Plan Performance Stock Unit Award Agreement and Section 10 of the Executive’s 2026 Inducement Plan Restricted Stock Award Agreement, with respect to the applicable awards, and (z) any other clawback policy or provision, or requirement pursuant to applicable law or stock exchange listing standards, applicable to the Equity Grants.

(c)Continuing Rights. The Executive agrees that he has been paid: (i) the full amount of earned but unused vacation pay to which he is entitled and that he is not owed any amounts as reimbursement for expenses incurred during the course of his employment; and (ii) all other compensation due to him, including but not limited to all salary, hourly pay, overtime pay, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. Other than as set forth in this Section 2 of this Agreement, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by NBH, and any such sums (whether or not owed) are hereby expressly waived by the Executive.  The foregoing notwithstanding, the Executive may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, and the Bank shall pay for the employee and employer premiums for the Executive and his dependents for such coverage through the earlier of (x) December 31, 2027 or (y) the date the Executive becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on the Executive’s coverage, provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Executive and/or his dependents beyond that mandated by law and, provided further, that the Executive shall be required to pay the entire cost of such COBRA continuation coverage for any time following the date on which NBH’s contribution obligation hereunder ceases.

3.Full and General Release of Liability. The Executive hereby forever WAIVES, RELEASES, AND DISCHARGES National Bank Holdings Corporation, NBH Bank, all of their respective subsidiaries and divisions, including Bank Midwest, Community Banks of Colorado, Vista Bank, Bank of Jackson Hole and any related, and affiliated entities, and all of their current and past employees, directors, officers, fiduciaries, owners, agents, successors, assigns, insurers, attorneys, benefit plans, and contractors, without limitation, exception, or reservation (the “Affiliates”), from any and all liability, actions, claims, demands, or lawsuits that the Executive may have had, presently has, or in the future may have, in connection with or arising out of the Executive’s employment with, or separation from, NBH. This release applies to any and all claims against NBH and/or the Affiliates, known or unknown, arising under contract or under federal, state, or local statutory or common (including civil tort) law, which have been asserted or which could have been asserted including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Age Discrimination in Employment Act (as amended) (“ADEA”), the Family Medical Leave Act (as amended), the Genetic Information Non-Discrimination Act, the Employee Retirement Income Security Act of 1974 (as amended), the Consolidated Omnibus Budget Reconciliation Act, the Kansas Acts Against Discrimination, the Kansas Age Discrimination in Employment Act, the Missouri Human Rights Act, the Colorado Anti-Discrimination Act, the Kansas Wage Payment Act, the Missouri wage payment statutes, Chapter 21 of the Texas Labor Code, the Texas Anti-Retaliation Act, and any other state statute or any state common law, including, but not limited to, any cause of action for wrongful termination, breach of contract, and any other federal, state, or local laws, including common law, to the maximum extent permitted by law, without limitation or exception. It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to the Executive that may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to the Executive’s employment, or separation from employment with NBH, or to any professional relationship between the Executive and/or the employees, agents, representatives, and affiliates of NBH during the Executive’s employment with NBH, as well as those alleged losses, wrongs, injuries, debts, claims, or damages now known or disclosed that have arisen, or may arise as a result of any act or omission. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Colorado and the State of Texas. Notwithstanding anything to the contrary, the released claims do not include, and this Agreement does not release any: (a) rights to compensation and benefits provided under this Agreement, the Independent Contractor Agreement or under any other benefit plan, agreement, arrangement, or policy of NBH that is applicable to the Executive that, in each case, by its terms, contains obligations that are to be performed after the date hereof by NBH; (b) rights to indemnification the Executive may have under applicable law, the bylaws or certificate of incorporation of the Company, or any other agreement or any rights with respect to coverage under any director and officer liability policy, as a result of having served as an officer or director of NBH or any Affiliates; (c) claims that the Executive may not by law release through a settlement agreement such as this; or (d) claims the Executive may have as the holder or beneficial owner of securities (or other rights relating to securities) of the Company.

4.Executive Acknowledgements. The Executive acknowledges and represents that as of the date the Executive executed this Agreement, the Executive (a) has not suffered a work-related injury that has not properly been disclosed to NBH; (b) has disclosed to NBH any action/inaction the Executive took/failed to take during the Executive’s employment with NBH that could give rise to a claim against NBH or the Affiliates, and/or any other third party; (c) has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against NBH or any of its employees, officers, directors, representatives, attorneys or other agents; and (d) does not intend to bring any claims on his own behalf or on behalf of any other person or entity against NBH or any of its employees, officers, directors, representatives, attorneys or other agents.

5.Company and Bank Acknowledgment.  The Company and the Bank acknowledge and represent that, as of the date the Executive executed this Agreement, after conducting a reasonable good-faith investigation, (a) neither the Company nor the Bank has commenced or authorized any lawsuit, claim, action, investigation or proceeding against the Executive, and (b) the Company and the Bank are not aware of any facts or circumstances that would reasonably be expected to form the basis for any investigation, lawsuit, claim, action or proceeding by the Company or the Bank against the Executive.  Further, none of the Company, the Bank, or the Executive has knowledge of any material misconduct, breach of duty, violation of law, violation of any policy of the Company or the Bank, fraud, dishonesty, or other acts or omissions by the Executive that would reasonably support any claim by the Company or the Bank against the Executive.

6.Non-Interference. Nothing in this Agreement shall interfere with the Executive’s right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal or state regulatory or law enforcement agency. The consideration provided to Executive pursuant to this Agreement, however, shall be the sole relief provided to the Executive for the claims that are released by the Executive pursuant to this Agreement and the Executive shall not be entitled to recover and agrees to waive any monetary benefits or recovery against NBH in connection with any such claim, charge, or proceeding, without regard to who has brought such charge or complaint. However, nothing in this Agreement (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Executive from receiving a reward from the Securities and Exchange Commission or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

7.Return of NBH Property. The Executive acknowledges that, as of the Termination Date, the Executive has returned and surrendered to NBH all NBH property and equipment (unless otherwise specified herein) pursuant to Section 10(a) of the Employment Agreement. The Executive acknowledges and agrees that all such materials are, and will always remain, the exclusive property of NBH.

8.Consideration and Revocation Periods; Counsel. The Executive acknowledges that the Executive has carefully read and fully understands this Agreement, has been given 21 calendar days to consider this Agreement, although the Executive may return it sooner if desired, and is hereby advised to consult with legal counsel regarding this Agreement. If the Executive signs this Agreement prior to the expiration of the 21-day period, the Executive hereby states that the Executive has voluntarily and knowingly decided to shorten the time period and that NBH has not induced the Executive to do so. The Executive further acknowledges that the Executive has seven calendar days to revoke this Agreement after executing the same. Notice of revocation should be sent, in writing, to the Legal Department, National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, Colorado 80111. Executive acknowledges that NBH advised him to consult with an attorney and with the Executive’s tax and financial advisors before signing this Agreement. This Agreement shall become effective on the eighth calendar day after its execution absent any revocation. The parties also agree that the release provided by the Executive in this Agreement does not include a release for claims under the ADEA arising after the date the Executive signs this Agreement.

9.Restrictive Covenants. The Executive agrees that, during the term of the Independent Contractor Agreement, he shall continue to be bound by the terms and conditions contained in Section 10 of the Employment Agreement (including, without limitation, the non-disparagement, confidential information, nonsolicitation and noncompetition covenants, and the provisions relating to equitable remedies and severability) as also reaffirmed, described, and incorporated into Independent Contractor Agreement executed by Executive contemporaneously with this Release Agreement (the “Restrictive Covenants”), pursuant to the terms and modifications set forth in the Independent Contractor Agreement. Notwithstanding anything set forth in the Restrictive Covenants, NBH and the Executive agree that, pursuant to the terms set forth in the Independent Contractor Agreement, (i) continued service pursuant to the Independent Contractor Agreement shall be treated as continued employment for purposes of determining when post-termination restricted periods commence, and (ii) any post-termination restricted periods shall commence as of the termination of services pursuant to the Independent Contractor Agreement, and shall not commence as of the Termination Date.

10.Future Cooperation.  In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving NBH, the Executive agrees that during the term of the Independent Contractor Agreement and for two (2) years thereafter, to make himself available, upon reasonable notice from the Company at mutually agreeable times and without the necessity of subpoena, to provide information or documents, provide truthful declarations or statements to NBH, meet with attorneys or other representatives of NBH, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.

11.No Admission. The execution of this Agreement does not and shall not constitute an admission by NBH of liability to the Executive. NBH specifically denies that it or its current or past insurers, directors, agents, or employees have violated the Executive’s rights under any federal, state, or local constitution, statute, law, or common law in connection with the Executive’s employment, including the Executive’s separation therefrom. Likewise, the execution of this Agreement does not and shall not constitute an admission by the Executive of liability to NBH.

12.Entire Agreement. This Agreement contains the entire agreement between and among the parties regarding the Executive’s termination of employment with NBH and cannot be modified in any respect in the future except in a writing signed by the parties hereto. This Agreement fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with NBH or the termination of the Executive’s employment with NBH; provided, however, that all obligations and rights arising under (a) the Independent Contractor Agreement, (b) the Restrictive Covenants, and (c) the Release Agreement made and entered into by and among Vista Bancshares, Inc., Vista Bank and the Executive dated December 23, 2025, in each case, shall not be superseded, shall be unaffected hereby, and shall remain in full force and effect. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement.

13.Severability. It is expressly understood to be the intent of the parties hereto that the terms and provisions of this Agreement are severable and if, at any time in the future or for any reasons, any term or provision in this Agreement is declared unenforceable, void, voidable, or otherwise invalid, the remaining terms and provisions shall remain valid and enforceable as written.

14.Governing Law. The terms and provisions of this Agreement shall be interpreted and enforced under the substantive law of the State of Delaware, to the extent state law applies, and under federal law, to the extent federal law applies.  The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Denver, Colorado.  In addition, the Executive waives any right to challenge in another court any judgment entered by such Denver, Colorado court or to assert that any action instituted by the Company or the Bank in any such court is in the improper venue or should be transferred to a more convenient forum.

15.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Any party to this Agreement may execute this Agreement by signing any such counterpart.

16.Headings. The headings to this Agreement are for convenience only, and are not to be used in the interpretation of the terms hereof.

17.Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

18.Voluntary Signing. The Executive acknowledges that the Executive has read this Agreement and understands it and has signed it voluntarily. Neither NBH nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself, and the Executive is not relying on any statement or representation by NBH or its employees, officers, directors, representatives, attorneys or other agents in executing this Agreement. The Executive is relying on his own judgment and that of his attorney, to the extent so retained. The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

[Signature Page Follows]

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  THE EXECUTIVE AGREES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY AND WITH HIS TAX AND FINANCIAL ADVISORS BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, NBH has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, as of the dates written below.

EXECUTIVE

________________________________________
John D. Steinmetz

________________________________________
DATE

NATIONAL BANK HOLDINGS CORPORATION

and

NBH BANK

By:____________________________________
Name:
Title:

________________________________________
DATE

EXHIBIT A

INDEPENDENT CONTRACTOR AGREEMENT

[Attached]